Exhibit 99.1

CHESAPEAKE ENERGY CORPORATION NAMES ROBERT DOUGLAS LAWLER

CHIEF EXECUTIVE OFFICER

Anadarko Executive Brings Expertise in Asset Development and Management, Capital

Allocation, and Operational Efficiency to Chesapeake

OKLAHOMA CITY, May 20, 2013 – Chesapeake Energy Corporation (NYSE: CHK) today announced that Robert Douglas (“Doug”) Lawler, 46, Senior Vice President, International and Deepwater Operations at Anadarko Petroleum (NYSE: APC), will join Chesapeake as Chief Executive Officer and a member of the Board of Directors, effective June 17. Mr. Lawler is a petroleum engineer with 25 years of experience in the upstream Exploration and Production industry who has served in increasingly senior leadership roles at Anadarko, the second-largest independent upstream company in the U.S. with a $45 billion market capitalization. He is a proven oil and gas executive with significant expertise in asset development, operations management and engineering as well as experience in corporate and strategic planning.

With Mr. Lawler assuming the CEO position at Chesapeake, the Office of the Chairman will be discontinued and Archie W. Dunham, Steven C. Dixon and Domenic J. Dell’Osso Jr. will continue to serve in their roles as non-executive Chairman of the Board, Executive Vice President of Operations and Geosciences and Chief Operating Officer, and Executive Vice President and Chief Financial Officer, respectively.

Mr. Dunham, Chairman of the Board, said: “Doug is a talented and proven executive with the ideal skill set to lead Chesapeake forward and capitalize fully on our world-class assets. Throughout his 25 years in the upstream E&P industry, Doug has earned a reputation as a highly engaged and knowledgeable leader who delivers superior operational performance and capital efficiency. The Board is confident that Doug’s deep technical upstream and engineering expertise as well as his strategic and financial skills will serve Chesapeake well. We look forward to working with him to create value for Chesapeake shareholders.”

Mr. Dunham continued: “We thank Steve and Nick for the key roles they played in this transition and for their exemplary service as members of the Office of the Chairman during our CEO search. The Company did not miss a beat during this interim period, and their effective collaboration reflects their strong leadership skills and teamwork ethic. Steve, Nick, and the rest of the executive group, under Doug’s leadership, will form a highly talented and experienced management team that will lead Chesapeake into its next phase of success and prosperity.”

Mr. Lawler said: “I am honored and excited to be joining Chesapeake Energy with its unparalleled asset portfolio, focused management team and very talented and dedicated employees. There is significant value in Chesapeake’s asset base and the growth potential of the Company is tremendous. I look forward to accelerating the momentum that the Chesapeake team has built to generate value for our shareholders in the years ahead.”

During Mr. Lawler’s 25 years at Anadarko and Kerr-McGee, he served in multiple engineering and leadership positions within a diverse geographic portfolio including U.S. Onshore, deepwater Gulf of Mexico and international assets. He was most recently Senior Vice President, International and Deepwater Operations and a member of Anadarko’s Executive Committee. In this capacity, he was responsible for new and existing developments, including Anadarko’s significant multi-train LNG project in Mozambique. In addition, Mr. Lawler has been instrumental in Anadarko’s achievement of industry-leading operational and capital efficiency. He previously served as Anadarko’s Vice President, Operations for the Southern and Appalachia Region, where he directed the development of four major shale plays: Eagle Ford, Marcellus, Haynesville and Permian Bone Spring/Avalon. Prior to that, he held positions of increasing responsibility within Anadarko’s operations, business planning and analysis departments, including Vice President, Corporate Planning. Mr. Lawler began his career in 1988 at Kerr-McGee, which was acquired by Anadarko in 2006.

Mr. Lawler is a member of the Society of Petroleum Engineers, the World Affairs Council and The Houston Museum of Natural Science. He holds a Bachelor of Science degree in Petroleum Engineering from the Colorado School of Mines and an MBA from Rice University. He and his family are in the process of relocating to Oklahoma City.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes “forward-looking statements” that give Chesapeake’s current expectations or forecasts of future events, including developments in litigation. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

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